Exhibit 99.1

Press Release – Mifflintown, PA – July 25, 2014

Juniata Valley Financial Corp. Announces Earnings and Declares Dividend

Marcie A. Barber, President and Chief Executive Officer of Juniata Valley Financial Corp. (OTC BB: JUVF), announced that net income and earnings per share for the quarter ended June 30, 2014 were $1,163,000 and $0.28, respectively, compared to $1,009,000 and $0.24, respectively, for the quarter ended June 30, 2013. These results represented a 15.3% increase in net income and an earnings per share increase of 16.7%. As compared to the immediately preceding quarter ended March 31, 2014, the second quarter of 2014 reflected a net income increase of 28.8% and an earnings per share increase of 27.3%. For the year-to-date, net income and earnings per share increased in 2014 as compared to 2013 by 2.5% and 2.1%, respectively.

Comparative earnings and key performance ratios for Juniata Valley Financial Corp. are presented in the table below, including return on average assets (ROA), return on average equity (ROE) and earnings per share (EPS).

	Quarter Ended:			Year-to-Date through:
	June 30, 2014	June 30, 2013	March 31, 2014	June 30, 2014	June 30, 2013
	Results	Results	Results	Results	Results
Net Income	$1,163,000	$1,009,000	$903,000	$2,066,000	$2,015,000
ROA	0.97%	0.89%	0.81%	0.89%	0.90%
ROE	9.23%	8.03%	7.17%	8.20%	8.04%

EPS (basic and fully diluted)	$0.28	$0.24	$0.22	$0.49	$0.48

During the second quarter of 2014, average earning assets increased by $27,650,000, or 6.8%, as compared to the second quarter of 2013, primarily as a result of the purchase of investment securities funded by the issuance of long-term debt. As a result, the investment portfolio was higher on average by $23,749,000, or 18.1%, during the second quarter of 2014 compared to the second quarter of 2013 and borrowings averaged $23,102,000 higher in the second quarter of 2014 compared to the second quarter of 2013. Loan balances during the second quarter of 2014, on average, exceeded average loan balances in the second quarter of 2013 by $4,551,000, or 1.7%; this increase was partially funded by increases of average deposits of $3,840,000. Successful resolution of an impaired loan resulted in the collection of previously unaccrued interest of $137,000 in June 2014. This combination of factors, resulted in an increase in net interest income of $210,000 in the second quarter of 2014 as compared to the second quarter of 2013 despite a decrease in the net interest margin (which is net interest income expressed as a percentage of average interest-earning assets) from 3.50% to 3.47%.

Comparing net interest income and net interest margin for the second quarter of 2014 to the immediately preceding first quarter of 2014, the changes were similar to the changes from the second quarter of 2013. Comparing results for the first six months of 2014 to the results for the same period in 2013, net interest income was higher by 3.5% in 2014 and the net interest margin on a fully tax-equivalent basis, one basis point lower, at 3.49% in the 2014 period.

Credit quality continued to improve in the second quarter of 2014, as non-performing and risk rated loans were addressed through liquidation of loans or exits from relationships. As of June 30, 2014, non-performing loans as a percentage of average outstanding loans was 2.04%, improving from 2.23% on December 31, 2013 and from 2.88% one year ago on June 30, 2013. The decrease in non-performing loans has had a positive effect on the adequacy of the allowance for loan losses carried by Juniata, but was offset by specific reserves assigned to two of the impaired loans due to aging collateral appraisals. It is the Company’s policy to discount appraisals on collateral securing impaired loans, based on the age of the valuation. For the quarter ended June 30, 2014, the loan loss provision was $117,000, versus $86,000 for the second quarter of 2013 and $20,000 in the first quarter of 2014.

Non-interest income was $1,170,000 in the second quarter of 2014 reflecting an increase over the $1,055,000 earned in the second quarter of 2013, and an increase over the $920,000 earned in the first quarter of 2014. Most significantly impacting non-interest income in the second quarter of 2014 was a gain of $165,000 from death benefits related to bank-owned life insurance. There were no such occurrences in either of the two comparative periods. Also unique to the second quarter of 2014 was a lump-sum fee of $40,000 collected on a terminated trust relationship that elevated trust fees.

For the first six months of 2014, non-interest income was $2,090,000, 2.0% less than for the first six months of 2013. The positive impacts of the aforementioned death benefits and trust fees helped to partially offset the continued reduction in fees and gains related to loans sold in the secondary market and reductions in customer service fees on deposit accounts.

Non-interest expense in the second quarter of 2014 was $3,401,000, exceeding non-interest expense in the second quarter of 2013and the first quarter of 2014 by $71,000 and $65,000, respectively. The increase in non-interest expense as compared to both previous periods related primarily to increased compensation expense. Full-time equivalent employment has increased slightly in the second quarter of 2014 as compared to both previous comparative quarters, and company-wide annual salary adjustments occurred early in the second quarter.

For the first six months of 2014, non-interest expense increased by $372,000, or 5.8%, as compared to the first six months of 2013. Amortization expense associated with the Bank’s investment in a low-income housing project was offset by the recording of the benefit of the tax credit from the project, and first became applicable during the second quarter of 2013. Excluding the effect of this amortization expense, non-interest expense increased in the first half of 2014 by $278,000, or 4.5%, when compared to the same period one year ago. The increase was primarily due to increases in costs associated with foreclosure activity, facilities maintenance, utilities and employee compensation.

The tax provisions for each period discussed reflected the application of the aforementioned low income housing tax credit. For the second quarter of 2014 the tax credit lowered the effective tax rate from 21.2% to 10.1%. In the second quarter of 2013, when earnings from tax exempt sources were lower, the effective tax rate was lowered from 23.1% to 5.8%. When comparing the second quarter of 2014 with the immediate preceding quarter ending March 31, 2014, the tax credit lowered the effective tax rate from 22.0% to 7.2%. For the first six months of 2014, the tax credit lowered the effective tax rate from 21.6% to 8.9% as compared to the same period in 2013, in which the tax credit lowered the effective tax rate from 24.2% to 16.5%.

Total assets of $478.1 million on June 30, 2014 represented an increase of 6.5% from December 31, 2013 and a 6.3% increase as compared to June 30, 2013.

Ms. Barber commented, “We are pleased to report financially strong quarter results that include increases in our ROA, ROE and EPS ratios. As anticipated, improvements in credit quality and increased new loan opportunities enhanced our loan portfolio yield this quarter. Fraud protection services will be offered to all consumer relationships during the third quarter, another example of our commitment to deliver quality banking products to meet the needs of our valued customers.”

On July 15, 2014, Juniata Valley Financial Corp.’s Board of Directors declared a cash dividend of $0.22 per share, payable on September 2, 2014 to shareholders of record on August 15, 2014.

Management considers subsequent events occurring after the statement of condition date for matters which may require adjustment to, or disclosure in, the consolidated financial statements.  The review period for subsequent events extends up to and including the filing date of a public company’s consolidated financial statements when filed with the Securities and Exchange Commission (“SEC”).  Accordingly, the financial information in this announcement is subject to change.

The Juniata Valley Bank, the principal subsidiary of Juniata Valley Financial Corp., is headquartered in Mifflintown, Pennsylvania, with twelve community offices located in Juniata, Mifflin, Perry and Huntingdon Counties. In addition, Juniata Valley owns 39.16% of Liverpool Community Bank, which it carries under the equity method of accounting. More information regarding Juniata Valley Financial Corp. and The Juniata Valley Bank can be found online at www.JVBonline.com. Juniata Valley Financial Corp. trades over the counter under the symbol JUVF.

*This press release may contain “forward looking” information as defined by the Private Securities Litigation Reform Act of 1995. When words such as “believes”, “expects”, “anticipates” or similar expressions are used in this release, Juniata Valley is making forward-looking statements. Such information is based on Juniata Valley’s current expectations, estimates and projections about future events and financial trends affecting the financial condition of its business. These statements are not historical facts or guarantees of future performance, events or results. Such statements involve potential risks and uncertainties and, accordingly, actual results may differ materially from this “forward looking” information. Many factors could affect future financial results. Juniata Valley undertakes no obligation to publicly update or revise forward looking information, whether as a result of new or updated information, future events, or otherwise. For a more complete discussion of certain risks and uncertainties affecting Juniata Valley, please see the sections entitled “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations – Forward-Looking Statements” set forth in the Juniata Valley’s filings with the Securities and Exchange Commission.